Exhibit 99.2

October 12, 2006

Media General Completes Sale of WIAT-TV in Birmingham, Ala., and KIMT-TV in Mason City, Iowa, to New Vision Television

Richmond, Va., and Atlanta, Ga., – Media General, Inc. (NYSE: MEG) and New Vision Television, LLC, announced today the completion of New Vision’s purchase of Media General’s CBS television stations WIAT in Birmingham, Ala., and KIMT in Mason City, Iowa. The final sales price for both stations was approximately $37 million, including working capital.

Marshall N. Morton, president and chief executive officer of Media General, said, “We are delighted to exceed our target closing date for WIAT and KIMT. We thank our former employees for their dedicated service and wish them well with New Vision.”

A definitive agreement with New Vision was announced on August 1, 2006. Media General expects to close on the sale of WDEF in Chattanooga, Tenn., later this month. On September 25, 2006, Media General announced the completion of the sale of its CBS station in Wichita, Kan., together with its three satellite stations.

Net proceeds after-tax from all sales are expected to be approximately $125 million and will be used for debt repayment.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets currently include 24 network-affiliated television stations that reach more than 33 percent of the television households in the Southeast and nearly 10 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.